EXHIBIT 5.(a)
                           Florida Progress Corporation
                                One Progress Plaza
                             St. Petersburg, FL  33701
                                   813/824-6508
                                 Fax 813/824-6501

Kenneth E. Armstrong
Vice President, General
Counsel and Secretary


                                   May 31, 1994



Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL  33701

     Re: Issuance and sale of shares of Common Stock, without par value, under the Savings Plan for Employees of Florida Progress Corporation.

Ladies and Gentlemen:

     I am rendering this opinion in connection with the registration of 750,000 additional shares of common stock, without par value (the "Common Stock") of Florida Progress Corporation (the "Company") to be issued from time to time under the Savings Plan for Employees of Florida Progress Corporation (the "Plan").

     The Plan provides for the sale, at the option of the Company, of either original issue shares of Common Stock or shares of Common Stock to be purchased for the Plan in the open market. A Registration Statement on Form S-8 (the "Registration Statement") is expected to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") on June 1, 1994 for the registration of (i) 750,000 shares of the Company's Common Stock to be issued under the Plan, whether as original issue shares or shares that were purchased for the Plan in the open market (the "Shares"), (ii) the Rights associated with such Shares (as the term Rights is defined in the Shareholder Rights Agreement dated November 21, 1992 between the Company and Chemical Bank (successor to Manufacturers Hanover Trust Company), as rights agent (the "Shareholder Rights Agreement")), and (iii) an indeterminate amount of interests in the Plan related to such Shares that constitute separate securities required to be registered under the Act ("Interests").

     As your counsel, I and members of the Company's legal department have participated in the preparation of the Registration Statement. We also have examined the Plan, the Company's Restated Articles of Incorporation and Bylaws, as amended to date, the Shareholder Rights Agreement and the resolutions adopted by the Company's Board of Directors on May 19, 1994 relating to the Registration Statement.

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Florida Progress Corporation
May 31, 1994
Page Two


     Based upon and subject to the foregoing, I am of the opinion that:

     1. Florida Progress Corporation is a corporation duly organized and existing under the laws of the State of Florida; and

     2. When the Registration Statement shall have become effective and original issue Shares and the related Rights are issued and sold from time to time in accordance with the terms of the Plan, such Shares and Rights will be duly authorized, validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Interests of Named Experts and Counsel" therein and under the heading "Experts" in the documents constituting a prospectus relating to the Plan.

                                   Very truly yours,


                                   /s/Kenneth E. Armstrong
                                   Kenneth E. Armstrong